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                                                                    Exhibit 23.1






                       Consent of Independent Accountants



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 19, 1998, relating to the financial statements of Young & Rubicam Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended December 31, 1997 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the finanical statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the headings "Experts" in such Prospectus.



/s/ PRICE WATERHOUSE LLP
Price Waterhouse LLP
New York, New York
February 26, 1998